Exhibit 20.1
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
                                                     Alfred R. Camner                   Clifford A. Hope
                                                     Chief Executive Officer            Chief Financial Officer

      BANKUNITED          Contacts:
Florida's Premier Bank                               James A. Dougherty                 Deborah L. Koch
                                                     Chief Operating Officer            Press Contact
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FOR IMMEDIATE RELEASE                           Contact: Clifford A. Hope
         June 22, 1998                                       305-569-2000

                  BANKUNITED COMPLETES CENTRAL BANK ACQUISITION

CORAL GABLES, FL - BankUnited Financial Corporation today announced the completion of the acquisition of Miami-based Central Bank.

The deal, worth approximately $22.8 million in stock, boosted BankUnited's assets by $93 million. Central Bank's $64 million in deposits added to BankUnited's presence in Miami-Dade County with four branches located in Miami Lakes, Coral Gables, Doral and Hialeah.

Alfred R. Camner, Chairman and Chief Executive Officer of BankUnited, stated, "This acquisition follows our corporate goal of building a significant banking franchise based in South Florida. Additionally, it allowed us to increase our market presence and add four highly visible offices in Miami-Dade County to our growing branch network."

"Now that the acquisition is complete, Central Bank customers will see little difference in the day-to-day operations of the bank. They will notice the excellent customer service and expanded access to branch offices that BankUnited brings to the banking relationship," he added.

BankUnited, FSB is the principal subsidiary of BankUnited Financial Corporation and is the second largest financial institution headquartered in Florida. BankUnited had assets of $3.3 billion as of March 31, 1998. It operates 24 banking offices throughout Miami-Dade, Broward and Palm Beach Counties. In January 1998, BankUnited completed its acquisition of Consumers Savings Bank, formerly a $101 million Coral Gables-based bank.

BankUnited Financial Corporation is traded on the Nasdaq National Market. Its common stock trades under the symbol BKUNA. BankUnited Capital II trust preferred securities trade on NASDAQ under the symbol BKUNZ. BankUnited Capital III trust preferred securities trade on the New York Stock Exchange under the symbol BUFPrC.

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Distributed by: Boardroom Communications AT (954) 321-6334/Eveliny Ingle/Julie
Silver

BankUnited Financial Corporation o BankUnited, FSB o 255 Alhambra Circle o Coral Gables, Florida 33134 o (305) 569-2000